AGREEMENT

THIS AGREEMENT is made and entered into this 8th day of June 2004, by and between Ethyl Corporation, a Virginia corporation, 330 South Fourth Street, Richmond, Virginia 23219 (hereinafter called “Ethyl”), and Newton A. Perry (hereinafter called “Perry”)

WITNESSETH:

1. Ethyl hereby retains Perry to provide counsel and assistance to Ethyl in support of its participation in the Octel Alliance. In addition, Perry will provide assistance in support of other activities when requested by Ethyl.

2. Through the period of this Agreement, Perry will devote his best efforts in the interest of Ethyl to performance of such services as he may be reasonably called on to provide. During the term of this Agreement, Ethyl will provide Perry an office within its Headquarters complex, however, Perry is not required to perform his services or maintain minimum office hours from this location.

3. For the services rendered hereunder, Ethyl shall pay Perry and Perry hereby accepts as full compensation therefor the annual amount of $100,000, which payments will be made in monthly installments in arrears. Additionally, Perry agrees to make himself available for extended periods when and where required, as designated by the Chairman – Ethyl Corporation.

4. Ethyl will reimburse Perry for his reasonable traveling and miscellaneous expenses incurred in the performance of his services hereunder, provided that such expenses shall be approved by the Chairman – Ethyl Corporation.

5. Ethyl may terminate this Agreement immediately upon written notice to Perry in the event of any breach of this Agreement.

6. Any and all inventions, discoveries, improvements, ideas, processes, methods, formulae and modifications made or conceived by Perry during the term of this Agreement as the direct or indirect result of the services rendered hereunder shall become the exclusive property of Ethyl, and Perry will promptly disclose to Ethyl and upon its request assign to it any and all inventions, discoveries, improvements, ideas, processes, methods, formulae and modifications without further compensation or remuneration. Perry agrees to execute from time to time during or after the term hereof such documents as Ethyl may consider necessary to secure to it the benefits under this Agreement.

7. For a period of ten years from the date of this Agreement, Perry agrees that he will maintain in confidence and will not disclose to anyone other than the officers and duly authorized employees and representatives of Ethyl, except with the prior written permission of Ethyl, any information that may be obtained by him from Ethyl or from others in the course of his duties hereunder with respect to the conduct and details of the business or the processes, formulae, compounds, equipment, machinery, appliances, “know how” and arts used or usable by Ethyl in its business or in its research and development activities, or any other knowledge or information so obtained of whatever character. Perry agrees to execute a Patent and Confidentiality Agreement and Conflict of Interest statement as part of this Agreement.

8. Perry shall have no authority to enter any contract or agreement on Ethyl’s behalf and shall make no warranties or representation regarding Ethyl’s product or services without prior written consent of Ethyl.

9. During the term of this Agreement, Perry agrees that he will not act on behalf of any other party on matters involving use of information obtained from Ethyl or involving any conflict with work performed by Ethyl.

10. The term of this Agreement shall commence on July 1, 2004, and shall terminate on June 30, 2007, without further notice, unless it is extended by the mutual consent of Ethyl and Perry.

11. All data, studies and reports generated by Perry shall be the exclusive property of Ethyl. Perry shall deliver to Ethyl within fourteen days after termination of this Agreement, all books and records (including any and all proprietary and confidential information) belonging to Ethyl or received by Perry pursuant to the terms of this Agreement.

12. This agreement is personal to Perry and may not be assigned or otherwise transferred by Perry.

13. There are not other agreements or understandings verbal or in writing, between the parties hereto regarding the subject matter of this Agreement or any part thereof.

14. The obligations of Perry under Sections 6, 7 and 11 shall survive termination of this Agreement.

15. With the exception of any pension benefits or medical subsidy provided as a result of retirement from Ethyl, Perry shall not be eligible to participate in any of the Ethyl pension or welfare benefit programs during the term of this Agreement.

16. This Agreement shall be construed and interpreted under the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, Ethyl Corporation has caused this instrument to be signed in its name by its Chairman of the Board, and Newton A. Perry has hereunto set his hand all as of the day and year first above written.

ETHYL CORPORATION

By:	/s/ Thomas E. Gottwald	/s/ Newton A. Perry
	Thomas E. Gottwald	Newton A. Perry
Chairman